Exhibit 21

                              List of Subsidiaries


North Valley Bank

Six Rivers Bank

Yolo Community Bank

Bank Processing, Inc.

North Valley Trading Company

North Valley Capital Trust I (unconsolidated)

North Valley Capital Trust II (unconsolidated)

North Valley Capital Trust III (unconsolidated)


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